Exhibit 99.1

uniQure Presents New Preclinical Data in SCA3, Fabry Disease, and Hemophilia A at the ASGCT Annual Meeting

~ Substantial Presence with 22 Data Presentations Highlighting Breadth of Research, Technology and Manufacturing Platform ~

~ New Non-Human Primate Data Demonstrate Feasibility of Intracisternal Administration of AMT-150 for SCA3 ~

~ New Data Show a Single Administration of AAV5-hFIX in Newborn Mice Led to Long-Term, Stable hFIX Expression ~

Lexington, MA and Amsterdam, the Netherlands, May 14, 2020 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, presented new preclinical data on its gene therapy candidates AMT-150 for Spinocerebellar Ataxia type 3, AMT-190 for Fabry disease, and AMT-180 for the treatment of Hemophilia A. The data are featured in presentations at the American Society of Gene and Cell Therapy (ASGCT) Annual Meeting. uniQure is delivering a total of 22 data presentations at the meeting, which is taking place virtually from May 12 to May 15.

“Our collective presence at ASGCT showcases the breadth of uniQure’s gene therapy expertise and leadership, including our research capabilities and excellence in developing and manufacturing novel gene therapies,” stated Matt Kapusta, chief executive officer at uniQure. “We are happy to share new preclinical data on our gene therapy candidates, as well as our innovations in technology and manufacturing.”

The uniQure presentations in Spinocerebellar Ataxia type 3 (SCA3) show a continuation of strong proof-of-concept data in mice and other preclinical models, as well as encouraging new data in non-human primates (NHPs). Additionally, new data related to AAV biology show that a single administration of AAV5-hFIX in newborn mice led to stable hFIX expression up to 18 months after dosing.

AMT-150 for Spinocerebellar Ataxia type 3 (SCA3)

SCA3, also known as Machado-Joseph disease, is caused by a CAG-repeat expansion in the ATXN3 gene that results in an abnormal form of the protein ataxin-3. People with SCA3 experience brain degeneration that results in movement disorders, rigidity, muscular atrophy and paralysis. There is currently no treatment available that slows the progressive course of this lethal disease. AMT-150 is a one-time, intracisternally-administered, AAV gene therapy incorporating the Company’s proprietary miQURE™ silencing technology that is designed to halt ataxia in early manifest SCA3 patients. AMT-150 is currently in pre-investigational new drug enabling studies.

In an in vivo preclinical study featured in an oral presentation, six non-human primates (NHP) received a one-time injection of AMT-150 via the cisterna magna to assess expression and distribution. Samples taken after 8 weeks showed widespread transduction of the brain and spinal cord, with the highest genome copies found in the posterior fossa and cortical regions. ATXN3-microRNA was expressed in all brain regions and was correlated with the number of vector genome copies. Using in-situ hybridization, researchers confirmed the presence throughout the brain of high quantities of mature miATXN3 microRNA molecules.

In other preclinical studies featured in separate poster presentations, researchers evaluated AMT-150 in SCA3 mouse models, as well as human induced pluripotent stem cell (iPSC)-derived neurons and astrocytes, to investigate potential off-target effects of AAV5-miATXN3. The iPSC-derived cell cultures, which were derived from two SCA3 patients, represent the most disease-relevant cell type for therapeutic targeting of AMT-150. A clear dose-dependent expression of miATXN3 was observed in the iPSC-derived neurons and astrocytes transduced with AMT-150. Mature miATXN3 molecules were also associated with extracellular vesicles that strongly correlated with the dose and miATXN3 expression, suggesting the potential therapeutic spread of the engineered miATXN3. Additionally, AMT-150 clearly demonstrated ATXN3 knockdown in human neurons and various SCA3 mouse models with subsequent neuropathology improvement.

AMT-190 for Fabry Disease

Fabry disease is an X-linked genetic disorder resulting from a deficiency of α-galactosidase A (α-gal or GLA). The current standard of care for Fabry disease is bi-weekly infusions of enzyme replacement therapy, a treatment that has limited effectiveness in many patients due to poor cross-correction, which hampers clearance of substrates in the target organs, in particular the kidney and the heart. In addition, a significant number of patients develop antibodies to the enzyme, α-gal or GLA. AMT-190 provides expression of a proprietary, exclusively licensed modified NAGA (ModNAGA), which shows a high structural resemblance to α-gal and has GLA activity. ModNAGA may have several advantages over current therapies, including higher stability in plasma, circumvention of GLA-inhibitors and better uptake in target organs.

In vivo studies in wild-type (WT) NHPs were conducted to assess expression of ModNAGA upon AAV-injection. These studies demonstrated that a single administration of AMT-190 resulted in modNAGA expression in the liver and significant increases of GLA activity levels in the NHP plasma.

Earlier in vivo studies in GLA knock-out (GLA-KO) and WT mice demonstrated that AMT-190 resulted in up to ten-fold higher GLA activity in plasma, compared to the relevant control group, and successful lowering of Gb3 and LysoGb3 in plasma and target organs of GLA-KO mice. The data presented also show that a single administration of AMT-190 in GLA-KO mice continued to elevate GLA-activity levels in the liver and plasma and reduce GLA-substrates in plasma and target organs up to 30-weeks post-injection.

AMT-180 for Hemophilia A

Hemophilia A is an X-linked bleeding disorder resulting from a deficiency in coagulation Factor VIII that serves as a cofactor for Factor IX in the activation of the coagulation cascade. About 30 percent of the hemophilia A patient population develops inhibitors to Factor VIII over the course of the disease. AMT-180 comprises a recombinant AAV5 vector incorporating a proprietary modified Factor IX gene.

Data from multiple in vivo studies in rodents and NHPs demonstrated that a single administration of AMT-180 was well-tolerated and without increased coagulation activation markers. The preclinical studies were used to predict suitable clinical doses by assessing Factor VIII-independent clotting activity and correlating this to FIX-FIAV protein levels. The studies demonstrated that the dose calculation model in NHPs predicted dose-dependent increases in FVIII-independent activity.

A Single Administration of AAV5-hFIX in Newborn, Juvenile and Adult Mice Leads to Stable hFIX Expression up to 18 Months after Dosing

In addition to updates on our preclinical programs, an oral presentation provides important new data on AAV biology, showing that AAV5/FIX expression was maintained long-term, up to 18 months after dosing, in mice that were treated very early in life. The total number of genomic transgene copies was remarkably constant during the lives of the mice. FIX expression was maintained during the 18 months after dosing, despite the cells in the liver having turned over several times. The original volume of liver that was transduced is smaller in younger mice, but the mice livers did not lose the initial transduction/expression during cell division over time.

“The question of whether re-treatment will be needed is an important issue in gene therapy,” stated Sander van Deventer. “These data show that there was almost no loss of the transduced cells following administration of AAV5-hFIX during the life span of the mouse. This suggests that the AAV episomes were transferred to daughter cells during cell division – a very important finding in terms of AAV biology and an encouraging sign for the longevity of gene therapy in humans.”

An overview of the data presented at ASGCT can be found on the Investor section of uniQure’s corporate website.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary and partnered gene therapies to treat patients with hemophilia, Huntington’s disease and other severe genetic diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, whether AMT-150 will be effective as a one-time, intrathecally-administered, AAV gene therapy or will halt ataxia in early manifest SCA3 patients, whether ModNAGA may have one or more advantages over current therapies, including higher stability in plasma, circumvention of GLA-inhibitors and better uptake in target organs, whether the AMT-180 doses predicted by our preclinical studies will be effective in clinical studies in hemophilia A patients, and whether gene therapies will demonstrate longevity for humans in liver or other treatments. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with the impact of the ongoing COVID-19 pandemic on our Company and the wider economy and health care system, our clinical development activities, clinical results, collaboration arrangements, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in our Quarterly Report on Form 10-Q filed on April 29, 2020. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:	FOR MEDIA:

Maria E. Cantor	Tom Malone
Direct: 339-970-7536	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile:339-223-8541
m.cantor@uniQure.com	t.malone@uniQure.com